Exhibit 12

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                             Three Months
                                                                 Ended
                                                            March 31, 1996
                                                       ------------------------
                                                        (Dollars in thousands)
EARNINGS
   Income from Continuing Operations before
     income taxes                                           $     53,431
      Add (Deduct):
        Minority Share of Cellular Losses                           (172)
        Earnings on Equity Method                                (10,303)
        Distributions from Minority Subsidiaries                   2,919
                                                            ------------
                                                                  45,875


      Add fixed charges:
        Consolidated interest expense                              5,806
        Interest Portion (1/3) of Consolidated
          Rent Expense                                               814
                                                            ------------
                                                            $     52,495
                                                            ============

FIXED CHARGES
      Consolidated interest expense                         $      5,806
      Interest Portion (1/3) of Consolidated
        Rent Expense                                                 814
                                                            ------------
                                                            $      6,620
                                                            ============

RATIO OF EARNINGS TO FIXED CHARGES                                  7.93
                                                            ============
   Tax-Effected Preferred Dividends                         $         --
   Fixed Charges                                                   6,620
                                                            ------------
      Fixed Charges and Preferred Dividends                 $      6,620
                                                            ============
RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED DIVIDENDS                                          7.93
                                                            ============




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